Exhibit 10.19

STATE STREET CORPORATION

2006 EQUITY INCENTIVE PLAN

Re:	Special Retention Deferred Stock Award Agreement – Non-U.S. Employees

Dear Mr. Phalen :

You have been chosen to participate in a Special Retention Deferred Stock Award (“Award”). This letter shall serve as an agreement (the “Agreement”) between you and State Street Corporation (the “Company”) setting forth the terms and conditions relating to this Award that is being granted to you under the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”). In the event of conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.

Subject to your acceptance of the terms of this Agreement, you have been awarded a contingent right to receive the number of shares of Stock (the “Deferred Shares”) detailed in your Award statement attached (“Statement”). This Statement will be maintained on the Morgan Stanley Smith Barney website located at: https://www.benefitaccess.com. The provisions of the Plan are incorporated herein by reference, and all terms used herein shall have the meaning given to them in the Plan, except as otherwise expressly provided herein. A copy of the Plan document and the Company’s U.S. Prospectus are also located on the website noted above for your reference.

The terms of your Award are as follows:

1.	Subject to paragraph 3 and this paragraph 1, your right to receive shares of Stock shall vest according to the vesting schedule detailed in your Statement. The term “vest” as used herein means the lapsing of the restrictions described herein and in the Plan with respect to one or more shares of Stock. To vest in all or any portion of this Award as of any date, you must have been continuously employed with the Company or any Subsidiary from and after the date hereof and until (and including) the applicable vesting date, except as otherwise provided herein.

2.	Shares of Stock will be issued and transferred to you only if and when all requirements of this Agreement have been satisfied. Prior to that time you will have no rights as a shareholder with respect to the Deferred Shares. Without limiting the foregoing, you will have no right to receive dividends or amounts in lieu of dividends with respect to the Deferred Shares and no right to vote the Deferred Shares. The Company’s obligation to issue and transfer Stock in the future pursuant to the Agreement is an unsecured and unfunded contractual obligation.

3.	(a) Except as provided for below, the Award shall vest according to the vesting schedule detailed in your Statement. Upon your becoming vested, the Company will issue and transfer to you, upon or as soon as practicable following such dates, the number of shares of Stock specified; provided, however that you shall be prohibited from selling or otherwise transferring the total number of shares of Stock that are transferred to you (net of tax withholding by the Company in accordance with paragraph 4) for a period of one year following each applicable vesting date (the “Retention Period”).

(b)	In the event you cease to be employed by the Company and its Subsidiaries either (i) voluntarily for any reason, whether or not you are otherwise eligible for retirement under any other plans or awards of the Company, or (ii) involuntarily and you are classified by the Company as ineligible for rehire (collectively, “Circumstances of Forfeiture”), you will immediately forfeit any and all rights to receive shares of Stock under this Agreement, less any shares that have previously vested.

(c)	If your employment terminates by reason of Disability, or for reasons other than for Circumstances of Forfeiture or death, your unvested right to receive shares of Stock shall continue to vest in accordance with the vesting schedule detailed in your Statement subject to the restrictions in paragraph (g), below; provided, to the extent a court or tribunal of competent jurisdiction determines that any provision of this Award is invalid or unenforceable, in whole or in part, under the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law, the Company in its sole discretion shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(d)	If, following a Change of Control (as defined in the Plan), your employment terminates by reason of Disability, or for reasons other than Circumstances of Forfeiture, the Award shall become fully vested on the date that your employment terminates (“Change of Control Termination”). In the event of a Change of Control Termination, you shall not be subject to the Retention Period set forth in paragraph 3(a) and your vested shares of Stock shall be transferable as soon as practicable following the Change of Control Termination, subject to any applicable restrictions under local law.

(e)	If you die after your employment has terminated by reason of Disability, or for reasons other than Circumstances of Forfeiture but before the Award is fully vested, the Award shall become fully vested on the date of your death. In the event of your death, you shall no longer be subject to the Retention Period set forth in paragraph 3(a) and your vested shares of Stock shall be transferable as soon as practicable following your death.

(f)	If you die while employed by the Company and its Subsidiaries, the Company will promptly issue and deliver to your beneficiary designated in accordance with the terms of the Plan any shares under this Award that you had not otherwise had a right to receive prior to your death. In the event of your death, you shall not be subject to the Retention Period set forth in paragraph 3(a) and your vested shares of Stock shall be transferable as soon as practicable following your death.

(g)	Your rights to receive the Deferred Shares after your termination of employment other than by reason of death or Circumstances of Forfeiture shall be subject to the conditions that until any such Deferred Shares vest, you (i) shall not, without the prior written consent of the Company, (A)(1) solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Company and its Subsidiaries) the employment of, (2) hire or employ, (3) recruit, or (4) in any way assist another in soliciting or recruiting the employment of, or (B) induce the termination of the employment of, any person who within the previous 12 months was an officer or principal of the Company or any of its Subsidiaries; and (ii) shall not, without the prior written consent of the Company, engage in the Solicitation of Business (as defined below) from any client on behalf of any person or entity other than the Company and its Subsidiaries. The term “Solicitation of Business” means the attempt through direct or indirect contact by you or by any other person or entity with your assistance with a client with whom you have had or with whom persons supervised by you have had significant personal contact while employed by the Company and its Subsidiaries to induce such client to (A) transfer its business from the Company and its Subsidiaries to any other person or entity, (B) cease or curtail its business with the Company and its Subsidiaries, or (C) divert a business opportunity from the Company and its Subsidiaries to any other person or entity of the business with which you were actively connected during your employment. If you do not comply with the above conditions, you shall forfeit any remaining unvested Deferred Shares under this Award. Any determination by the Administrator that you are, or have engaged in any prohibited conduct, as described above, shall be conclusive and binding on all persons. Notwithstanding the foregoing, this paragraph 3(g) shall become inapplicable following a Change of Control Termination.

	(h)	For purposes hereof, “Disability” means (i) your inability to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death or can be expected to last for a continuous period of not less than 12 months (an “impairment”), (ii) if you, as a result of the impairment, receive income replacement benefits for a period of not less than 3 months under a State Street plan, or (iii) as defined under local law.

4.	(a)	You hereby authorize withholding from payroll and any other amounts payable to you, as permitted under applicable law, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax and social insurance contributions withholding obligations of the Company or your employer, if any, which arise in connection with the Award, including, without limitation, obligations arising upon (i) the grant of the Deferred Shares to you, (ii) the issuance of shares of Stock to you in settlement of the Deferred Shares, or (iii) the filing of an election to recognize tax and social insurance contributions liability. The Company shall have no obligation to deliver the shares of Stock until the tax and social insurance contributions withholding obligations of the Company or your employer have been satisfied by you. Unless otherwise prohibited under applicable law, the Company may withhold a number of whole shares of Stock otherwise deliverable to you in settlement of the vested Deferred Shares to satisfy all or any portion of the Company’s or your employer’s tax and social insurance contributions withholding obligations.

	(b)	The number of shares of Stock withheld shall have a fair market value, as determined by the Company as of the date on which the tax and social insurance contributions withholding obligations arise, not in excess of the amount of such tax and social insurance contributions withholding obligations determined by the applicable statutory withholding rates or, in the absence of any minimum statutory withholding rates, by the Company in its sole discretion. Any adverse consequences to you resulting from the procedure permitted under this subparagraph, including, without limitation, tax and social insurance contributions consequences, shall be the sole responsibility of you.

5.	The number and kind of Deferred Shares subject to this Award, and the number and kind of shares of Stock to be delivered in satisfaction of the Company’s obligations hereunder, shall be subject to adjustment in accordance with Section 7(b) of the Plan.

6.	Nothing in this Award shall be construed to guarantee you any right of employment with the Company or any Subsidiary or to limit the discretion of any of them to terminate your employment at any time, with or without cause.

7.	This Award shall not be transferable other than by will or the laws of descent and distribution. Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.

8.	By accepting the Award, you acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an award, the number of shares of Stock subject to an award, and the vesting provisions.

9.	Your participation in the Plan is voluntary. The value of the your Award under the Plan is an extraordinary item of compensation and is outside the scope of your employment contract, if any, and this Award is not part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

10.	You acknowledge and agree that it is your express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

11.	Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Award and your participation in the Plan. The collection, processing and transfer of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this paragraph.

12.	The Company and your employer hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all options or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.

The Company and your employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and your employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your Human Resource Department.

The undersigned hereby accepts the Award on the terms and subject to the conditions set forth above. The Agreement will take effect as a sealed instrument.

James S. Phalen

Dated:

Attachment A

Award Statement

Awarded 107,113 Shares of Deferred Stock

Participant:	James S. Phalen

Stock Symbol:	STT

Award Date:	October 22, 2009

Shares Awarded:	107,113

Award Description:	Deferred Stock Award

Vest Date	Retention Period Release Date	Vest Quantity
November 1, 2010	November 1, 2011	35,704
November 1, 2011	November 1, 2012	35,704
November 1, 2012	November 1, 2013	35,705

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